Exhibit (a)(5)(R)
PRESS RELEASE
Stock Market Symbols
GIB (NYSE)
GIB.A (TSX)
www.cgi.com/newsroom
CGI EXPECTED TO COMPLETE ACQUISITION OF STANLEY TODAY
Tender offer for all outstanding shares of Stanley is complete; over 95% tendered
Note: Dollar amounts are in USD, unless otherwise noted
Fairfax, Virginia, August 17, 2010 — CGI Group Inc. (“CGI”) (NYSE: GIB; TSX: GIB.A), a leading provider of information technology and business processing services, announced today that CGI Fairfax Corporation (“CGI Fairfax”) has completed its cash tender offer (the “Offer”) to purchase all of the outstanding shares of Stanley, Inc. (“Stanley”) (NYSE: SXE).
“Consistent with our strategic plan, this combination will increase our US revenue to more than 45% of our global total,” said Michael E. Roach, President and CEO of CGI. “Completing the strategic merger with Stanley will solidify our position in the US market, specifically in the massive $80 billion federal government market, opening up the defense and intelligence space and providing a window on the full spectrum of opportunities across the US government.”
“We welcome Stanley clients and remain committed to earning their trust and confidence by providing value-added solutions and, in the process, help them meet their objectives. In addition, we enthusiastically and warmly welcome 5,000 new members from Stanley to the CGI team and look forward to working together as we continue to grow our business globally.”
The Offer expired at 12:00 midnight, New York City time, on Monday, August 16, 2010. CGI has been advised by Computershare Investor Services Inc., the depositary for the Offer, that as of the expiration time, stockholders of Stanley had tendered and not validly withdrawn approximately 22,556,825 shares (including approximately 2,606,303 shares subject to guarantees of delivery), representing approximately 95.2% of the outstanding shares of Stanley common stock. All shares that were tendered and not validly withdrawn have been accepted for purchase. CGI Fairfax will promptly pay for such shares at the offer price of $37.50 per share without interest and less any required withholding taxes.
CGI Fairfax is in the process of effecting a “short-form” merger under Delaware law and Stanley will become a wholly owned subsidiary of CGI Federal Inc. As a result of the merger, all then-outstanding shares of Stanley common stock (other than those held by CGI Fairfax or by stockholders who validly exercise appraisal rights) will be cancelled and converted into the right to receive $37.50 per share in cash without interest and less any required withholding taxes.
CGI will account for 6.5 weeks of Stanley’s operations in its fourth quarter results, including revenue, and will reflect the impact of some one-time costs related to this transaction on its earnings per share and cash from continuing operations.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements and constitute forward-looking information within the meaning of Canadian securities laws. These statements and this information represent CGI’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond CGI’s control. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. These factors include but are not restricted to: uncertainties as to the timing of the merger and other risks identified in CGI’s Annual Report on Form 40-F filed with the U.S. Securities and Exchange Commission (“SEC”) (filed on EDGAR at www.sec.gov) and CGI’s Annual Information Form filed with the Canadian securities authorities (filed on SEDAR at www.sedar.com). The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. In particular, statements relating to future performance are forward-looking statements and forward-looking information. CGI disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.
About CGI
Founded in 1976, CGI Group Inc. is one of the largest independent information technology and business process services firms in the world. CGI and its affiliated companies employ approximately 26,000 professionals. CGI provides end-to-end IT and business process services to clients worldwide from offices in the United States, Canada, Europe and Asia Pacific as well as from centers of excellence in North America, Europe and India. As of June 30, 2010, CGI’s order backlog was C$11.4 billion. CGI shares are listed on the NYSE (GIB) and the TSX (GIB.A) and are included in both, the Dow Jones Sustainability World Index and the FTSE4Good Index. Website: www.cgi.com.
For more information:
Investors and financial media
Lorne Gorber
Vice-President, Global Communications and
Investor Relations
514-841-3355
lorne.gorber@cgi.com
Other Media
Linda Odorisio
Vice-President, U.S. Communications
703-267-8118
linda.odorisio@cgi.com